UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 20, 2009

GOLFSMITH INTERNATIONAL
HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-52041	16-1634847
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

11000 North IH-35, Austin, Texas		78753-3195
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (512) 837-8810

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On May 20, 2009 (the “Effective Date”), Golfsmith International, Inc. (the “Company”), a wholly-owned subsidiary of Golfsmith International Holdings, Inc., a Delaware corporation, entered into an Intellectual Property License Agreement (the “License Agreement”) among the Company, and MacGregor Golf Company (“Licensor”).  The material terms of the License Agreement include the following:

(i)           The Company has obtained an exclusive perpetual license in and to certain MGC Trademarks and MacGregor Trademarks (collectively “the Trademarks”) throughout the United States, Canada, Europe, Africa and Australia that is cancellable only if the Company fails to make regularly scheduled payments. Ownership of the Trademarks will transfer to the Company ninety days prior to the third anniversary of the Effective Date.

(ii)        The Company will obtain 50% ownership of the stock of MacGregor Corp., an entity who licenses certain trademarks to Licensor, ninety days prior to the third anniversary of the Effective Date.  MacGregor Corp. is a non-operating holding entity.

(iii)     As compensation for the rights and licenses, the Company will pay the Licensor $1.75 million payable in eight quarterly installments of $218,750 with the first quarterly installment due one year from the Effective Date and the eighth quarterly installment due ninety days prior to the third anniversary of the Effective Date.

(iv)      In the event the Company fails to timely make any quarterly royalty payment or otherwise commits a material breach of the License Agreement, which breach is not cured within thirty days of receipt of notice from Licensor, the License Agreement and the licenses granted there under will automatically terminate.

The foregoing description of the License Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the License Agreement, which is filed as Exhibit 10.1 attached hereto.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1                         Intellectual Property License Agreement dated May 20, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOLFSMITH INTERNATIONAL HOLDINGS, INC.

May 22, 2009	By:	/s/ R. Scott Wood

Name: R. Scott Wood
Title: Vice President and General Counsel

Exhibit Index

Exhibit No.	Description

10.1	Intellectual Property License Agreement Dated May 20, 2009